Exhibit 99
NEWS RELEASE
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                                                           For Immediate Release
                                                                 August 16, 2001


For Further Information Contact:
Jerry Francis, President & CEO
(304) 769-1101

        City Holding Company Announces Agreement to Sell California Banks

         CHARLESTON, W.Va., August 16 /PR Newswire/ -- City Holding Company (NASDAQ: CHCO), a $2.5 billion bank holding company headquartered in Charleston, West Virginia, today announced that it has signed a definitive agreement to sell its California banks, Frontier State Bank and Del Amo Savings Bank, FSB, to FirstFed Financial Corp. City Holding had acquired Del Amo and Frontier in 1998 and 1999 respectively. The transaction calls for City Holding to receive a total of $23 million in cash for the stock of both companies. The proposed sale is subject to regulatory approvals and is expected to close during the fourth quarter of 2001.

         Jerry Francis, president and CEO of City Holding Company, said, "This is a win/win for the customers and shareholders of City Holding Company and FirstFed Financial Corp. The customers of Frontier and Del Amo will benefit from the increased resources and in-market ownership that California-based FirstFed provides. For City shareholders, this is the last of the planned divestitures. The Company can now fully focus on its core community banking operations in West Virginia."

         City Holding Company is the parent company of City National Bank of West Virginia; Del Amo Savings Bank, FSB; Frontier State Bank; and City Financial Corporation. City National Bank, in addition to its banking divisions, operates CityInsurance Professionals, an insurance agency offering a full range of insurance products and services.

         FirstFed Financial Corp. is the holding company for its wholly owned subsidiary, First Federal Bank of California. First Federal Bank operates 25 retail savings branches, all located in Southern California, which is also its principal loan market. At June 30, 2001, FirstFed had total assets of $4.6 billion and total deposits of $2.3 billion.

         Information contained in this news release includes forward-looking statements relating to City Holding's proposed sale of Del Amo and Frontier that are included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve certain risks and uncertainties, including a variety of factors that may cause City Holding's actual results to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, the fact that the proposed transaction is subject to certain conditions and may not be completed, or if completed, may not have the effects anticipated. City Holding Company disclaims any intent or obligation to update this forward-looking information.

SOURCE: City Holding Company